SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                             LASERSIGHT INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    517924106
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 30, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 6 Pages

-------------------------------                         ------------------------
   CUSIP No. 517924106                                     Page 2 of 6 Pages
-------------------------------                         ------------------------


========== =====================================================================
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William D. Corneliuson (###-##-####)
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                       (b)   [ ]
========== =====================================================================
  3        SEC USE ONLY
========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
=========================== ========= ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF
                                               777,900
          SHARES
                            ========= ==========================================
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                              0
                            ========= ==========================================
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                              777,900

          PERSON            ========= ==========================================
                               8      SHARED DISPOSITIVE POWER
           WITH
                                               0

========== =====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     777,900

========== =====================================================================
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                   [ ]
========== =====================================================================
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5%
========== =====================================================================
12         TYPE OF REPORTING PERSON*

                     IN
========== =====================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
================================================================================

-------------------------------                         ------------------------
   CUSIP No. 517924106                                     Page 3 of 6 Pages
-------------------------------                         ------------------------

           Item 1(a).       Name of Issuer:

                            Lasersight Incorporated

           Item 1(b).       Address of Issuer's Principal Executive Offices:

                            3300 University Boulevard, Suite 104
                            Orlando, Florida  32792

           Item 2(a).       Name of Person Filing:

                            William D. Corneliuson

           Item 2(b).       Address of  Principal  Business  Office or, if none,
                            Residence:

                            777 East Wisconsin Avenue
                            Suite 3020
                            Milwaukee, Wisconsin  53202

           Item 2(c).       Citizenship:

                            United States

           Item 2(d).       Title of Class or Securities:

                            Common Stock, $.001 par value

           Item 2(e).       CUSIP Number:

                            517924106

           Item 3.          If  this   statement  is  filed  pursuant  to  Rules
                            13d-1(b), or 13d-2(b), check whether the person filing is a:

                            Not applicable

-------------------------------                         ------------------------
   CUSIP No. 517924106                                     Page 4 of 6 Pages
-------------------------------                         ------------------------


           Item 4.         Ownership:

                           (a)      Amount Beneficially Owned:
                                    777,900

                           (b)      Percent of Class:
                                    5%

                           (c) Number of shares as to which such person has:

                                    (i)      sole power to vote or to direct the
                                             vote: 777,900*

                                    (ii)     shared  power to vote or to  direct
                                             the vote: 0

                                    (iii)    sole  power to dispose or to direct
                                             the disposition of: 777,900*

                                    (iv)     shared   power  to  dispose  or  to
                                             direct the disposition of: 0


---------------
*   Includes warrants to acquire 30,000 shares of Common Stock.


           Item 5.         Ownership of Five Percent or Less of a Class.
                           Not applicable

           Item 6. Ownership of More than Five Percent on Behalf of Another Person.
                           Not applicable

           Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                           Not applicable

-------------------------------                         ------------------------
   CUSIP No. 517924106                                     Page 5 of 6 Pages
-------------------------------                         ------------------------


           Item 8.         Identification  and  Classification of Members of the
                           Group.

                           Not applicable

           Item 9.         Notice of Dissolution of Group.

                           Not applicable

           Item 10.        Certification.

                           (a) Not applicable

                           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 6 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                 May 10, 1999
                 Date



                                                    /S/William D. Corneliuson
                                                    [Signature]
                                                    [Name/Title]



                                                     William D. Corneliuson